Mail Stop 3561

 						July 26, 2005


Mr. Mark A. Gamble
President
First Community Corporation
P.O. Box 820
Rogersville, TN 37857

      Re:	First Community Corporation
		Form 10-KSB for Fiscal Year Ended December 31, 2004
		Filed March 31, 2005
		Form 10-QSB for Fiscal Quarter Ended March 31, 2005
		File No. 0-25972


Dear Mr. Gamble:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

								Sincerely,


								George Ohsiek
      Branch Chief